September 13, 2002

Securities and Exchange Commission
Washington, D.C.

                    Re: Cybersia Capital Corp.


To Whom It May Concern:

Cybersia Capital Corp. (the "Company") is a corporation duly incorporated and validly existing and in good standing under the laws of the state of Nevada. The Company has full corporate powers to own its property and conduct its business, as such business is described in the prospectus. The Company is qualified to do business as a foreign corporation in good standing in every jurisdiction in which the ownership of property and the conduct of business requires such qualification. This opinion is based solely on Nevada law.

This opinion is given in connection with the offering for sale of 200,000 shares of common stock at $0.75 per share in the Company's initial public offering, and 900,000 shares being offered by certain selling shareholders.

We have acted as counsel to the company in connection with the preparation of the Registration Statement on Form SB-2, pursuant to which such Shares are being registered and, in so acting, we have examined the originals and copies of the corporate instruments, certificates and other documents of the Company and interviewed representatives of the Company to the extent we deemed it necessary in order to form the basis for the opinion hereafter set forth. In such examination we have assumed the genuineness of all signatures and authenticity of all documents submitted to me as certified or photo copies. As to all questions of fact material to this opinion which have not been independently established, we have relied upon statements or certificates of officers or representatives of the Company.

All of the 150,000 Shares being offered for reconfirmation are authorized but unissued.

Based upon the foregoing, we are of the opinion that the 200,000 shares of common stock of the Company being issued in its initial public offering on Form SB-2 and 900,000 shares being offered by certain selling shareholders will be legally issued, fully paid and non-assessable, and there will be no personal liability to the owners thereof.

The undersigned hereby consents to the use of this opinion in connection with such Registration Statement and its inclusion as an exhibit accompanying such Registration Statement.

Very truly yours,


SCHONFELD & WEINSTEIN, L.L.P.
SCHONFELD & WEINSTEIN, L.L.P.